Exhibit 10.24

July 18, 2013

Dear Seth,

Congratulations on your new position as Executive Vice President & President, Europe. The terms set out in this offer letter relate to your long-term international assignment in London and include the regulation of your employment at the end of this assignment.

You will be considered a seconded employee from Levi Strauss &Co. (LS&Co.) to Levi Strauss (U.K.) Limited, based in London, United Kingdom, in accordance with LS&Co.’s Global Assignment Policy. For the duration of your assignment, you will be seconded to Levi Strauss (U.K.) Limited, performing services in such capacity as determined by LS&Co. does not derive any profit from the activities performed by you as a seconded employee to Levi Strauss (U.K.) Limited.

Contingency
This offer is contingent upon your ability to obtain and maintain the proper work authorization in your host country. Our immigration attorneys will assist you in filing for the appropriate work authorization. You are responsible for providing accurate documentation in a timely manner in order to obtain and maintain any documents which are required for entry and to perform work in your host country including but not limited to: entry visas or permits, work visas or permits, security permits or passes, and any other document(s) required to allow you to enter, remain and work in your host country for the duration of the assignment.

Assignment Start Date
Your first day on assignment in London, United Kingdom is anticipated to be August 1, 2013 (the Assignment Start Date), subject to obtaining valid work authorization for the United Kingdom. The anticipated length of this assignment is through August 1, 2016.

Salary
Effective on July 18, 2013, your annual salary will be $550,000.

Annual Incentive Plan
You will continue to be eligible to participate in the Annual Incentive Program (AIP). Under the current program, your annual target bonus will be 80% of your base salary, with a 2013 target value of $440,000. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 160%. Bonuses for fiscal 2013 are scheduled for payment in February 2014 and you must be employed by LS&Co. on the payment date. LS&Co. has the right to modify the program at any time.
Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentives
You will continue to be eligible for long-term incentives in effect during your employment with LS&Co. including, but not limited to Stock Appreciation Rights (SARs). The Company has the right to modify the program at any time including, but not limited to the target grant value.

Benefits
While you are on assignment in your host country, you and your family will be enrolled in the Cigna International health plan for medical and dental coverage. Questions about the plan may be directed to HR Services at 866-891-6725. You will continue to be eligible to participate in all other US benefit programs while on assignment in London.

Assignment Provisions
Pursuant to the LS&Co. Global Assignment Policy, you will be eligible for certain assignment benefits, including but not limited to, miscellaneous allowances, tax preparation services, and annual home visits. Please refer to the attached summary of the LS&Co. Global Assignment Policy included with this letter for more details.

Employment Status
You understand and agree that, throughout the duration of your assignment, your employment will continue in all respects to be governed by and under the laws of the state of California and relevant federal law of the United States.

Worldwide Code of Business Conduct
You agree to abide by all LS&Co. policies including, but not limited to, policies contained in the LS&Co.'s Worldwide Code of Business Conduct (WCOBC).

Non-Solicitation of Employees
In order to protect Confidential Information (as defined in the enclosed Employee Invention and Confidentiality Agreement), you agree that so long as you are employed by LS&Co., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of LS&Co.’s employees or in any way encourage any LS&Co. employee to leave their employment with LS&Co. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with LS&Co.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with LS&Co.

Non-Disparagement
You agree now, and after your employment with the LS&Co. terminates not to, directly or indirectly, disparage LS&Co. in any way or to make negative, derogatory or untrue statements about LS&Co., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

At-Will Employment
Nothing in this Agreement alters, or modifies your at-will employment relationship with LS&Co., which will continue throughout the period of the assignment, and will supersede any other employment relationship that might be implied under the host country laws.

This global assignment is subject to the business requirements of LS&Co. and your performance during the period of the assignment. Throughout the entire period of this assignment, you agree that you will not engage, directly or indirectly, either on your own or through the agency of another person, firm or corporation, in any other employment, profession, occupation, service or business whatsoever. Violation of this provision may result in the termination of your employment.

At the time the global assignment is terminated by LS&Co., you will be asked to return to your home country and report to LS&Co. if continued employment is available. LS&Co. will provide repatriation support to your home country, in accordance with the Global Assignment policies in effect at the time of your repatriation, whether employment is available or not, provided that you return to your home country within the timeframe specified by LS&Co. at the time of termination of the assignment.

LS&Co. cannot and does not guarantee that you will be reassigned to any position you occupied before accepting this assignment or that any employment will be offered to you upon completion or termination of this assignment.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter and the attached Employee Invention and Confidentiality Agreement.

Seth, congratulations on your new position and assignment and this latest achievement in your career path at LS&Co.

Sincerely,
Chip Bergh
President & CEO

Signed:
/s/ SETH ELLISON	July 18, 2013
Seth Ellison	Date

Attached: (1) Employee Invention and Confidentiality Agreement, and (2) Global Assignment Policy Summary

Summary of the LS&Co. Global Assignment Policy

Expatriate Relocation Assistance

During the term of your expatriate assignment, you will be eligible to receive certain payments, allowances and services in accordance with LS&Co.’s Global Assignment Policy. The delivery of these benefits will be coordinated by Weichert Relocation Resources, Inc. (WRRI), a global relocation and assignment management company. An Assignment Counselor from WRRI will reach out to you to provide an orientation to the program, including a Global Assignment Handbook that will describe the benefits and services associated with your expatriate assignment. Highlights of the Global Assignment Program are as follows:

•	Pre-Assignment Trip of up to 7 days for you and your spouse, partner, and daughter to include business class airfare, lodging, meals and transportation.

•	Travel to Host Country for you and your family at the time of your move via the most direct route and in accordance with US business travel policy.

•	Home Country Lease Breaking Penalty Protection if needed to cover reasonable penalties for canceling a lease on your primary home country residence.

•	Temporary Housing and Per Diem of $70 per day for up to 60 days in your host location at the time of your move.

•	Destination Services provided by a designated provider to assist you with finding housing and settling in to your new location.

•
Host Country Housing Allowance of up to US$12,000 per month beginning with the start of a rental agreement for long-term housing in your host country. If you choose a residence that exceeds the housing allowance limit, you will be responsible for paying the difference. The company will reimburse you for the cost of basic utilities in your host location (water, gas, electricity), excluding the cost of telephone, internet and television services. Note that a housing offset deduction will be deducted from your paycheck. If you are a homeowner, LS&Co. recommends that you put your home in property management as a rental property. Your Assignment Counselor will provide information about the property management services that are available. For homeowners, the housing offset deduction will be the lesser of your current mortgage plus utilities, or current rental income plus utilities. For renters, the housing offset deduction will be equivalent to your most recent rent in your home country plus average monthly utilities.

•
Shipment of Household Goods and Personal Effects for you and your family in a 40 foot container to a maximum of 14,000 pounds/2,000 cubic feet, and an air shipment of up to 750 pounds/78 cubic feet. Shipments are limited to pickup at one point of origin (your home location) and delivery to one destination (your host location). Restrictions are outlined in the Global Assignment Handbook.

•	Storage of Household Goods in your home location for items that you will not use in your host location, with some restrictions as outlined in the Global Assignment Handbook.

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Shipment of Pets to a maximum of 2 Pets. Covered expenses include the cost of the travel container, transportation and boarding not to exceed 30 days or required quarantine time in the host location. Veterinarian fees such as the cost of vaccinations and health certificates are not covered.

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A Goods & Services (G&S) Differential designed to ensure that your total purchasing power for goods and services in your host country is as similar as possible to that which you would have in your home city. The differential is paid via payroll checks and begins upon your move into long- term host country housing. The allowance is not paid while you are in temporary housing. The differential is calculated at the time you move into long-term housing using data produced by an outside vendor, Mercer/ORC, and is reviewed periodically and adjusted to reflect changes in exchange rates and goods & services indices. During your first 6 months on assignment, your G&S differential will be based on the Standard Index. During this time you will have the opportunity to assimilate into local buying practices and become a more efficient purchaser of goods and services in your host location. Upon reaching 6 months on assignment, your G&S differential will be moved to the Efficient Purchaser Index (EPI) and will be reduced accordingly.

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Miscellaneous Relocation Allowance of US$10,000 to cover expenses related to moving and establishing a household in your host country. This is a lump sum payment, and LS&Co. pays the taxes on this allowance.

•	Home Country Automobile Disposition - Lease breakage fee for 1 auto will be provided.

•	Immigration Support provided by designated immigration counsel to assist in obtaining work authorization for you in your host country, and dependent visas for your family.

•	Language Training through a designated vendor not to exceed 150 hours.

•	Cultural Orientation for up to 2 days for you and your family through a designated vendor.

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Annual Home Visit once per year for you and your accompanying family to include round trip business class airfare to your home country via the most direct route. Should you not have access to lodging or a car in your home country, reasonable accommodations and car rental (excluding gasoline) for 2 weeks will be reimbursed. Cost of meals, laundry, telephone calls, entertainment, and any other extras will not be reimbursed. Home visit requests are reviewed with your host country manager and are counted against your accrued time off. Note that you must accompany family members on the home visit in order for the expenses to be reimbursed.

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Tax Preparation Services provided through a designated vendor during your assignment and the year following the end of your assignment. Currently, Ernst & Young provides tax services to LS&Co.’s global assignees.

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Tax Equalization is provided to ensure that you realize neither a significant tax detriment nor a benefit as a result of the assignment. LS&Co. has contracted with Ernst & Young to prepare your home and host country tax returns, to administer the tax equalization program, and to provide tax orientation to you before your departure on assignment.

◦
Income you receive during your global assignment is taxable under the laws of your host county and the US. In order to avoid a double taxation burden, LS&Co. pays the taxes assessed on host country income. In addition, LS&Co. pays the tax assessed on certain allowances you receive while in your host country which represents payments you would not receive but for your global assignment. You remain fully responsible for the tax liability for all taxable income earned in a given year that represents your base salary, any incentive payments, tax on personal investments, and any other income not specifically related to your global assignment. This tax liability is referred to as Stay at Home Tax.

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To implement tax equalization, you agree to promptly furnish information to and permit Ernst & Young to complete your income tax returns for each year or partial year you are on this expatriate assignment (including any amendments to these returns recommended by Ernst & Young), and for up to five calendar years following the year in which you complete the expatriate assignment if deemed necessary. This agreement survives the end of your employment, and obliges you to have Ernst & Young perform this service even after you leave LS&Co. so that all appropriate tax credits may be taken. You further agree to amend returns from prior years to use foreign tax credits, when advised to do so by Ernst & Young. You also agree that Ernst & Young’s calculation of the Stay at Home Tax will be deducted from your paychecks, and from any incentive payments. You further acknowledge and agree that you are solely responsible for making timely payments of: (i) any additional US, state, or local tax that may be due after final tax calculations are completed by Ernst & Young for a given year, (ii) any host country taxes on income from sources other than LS&Co., (iii) any host country, US, state, and local taxes due on any income earned by your spouse, (iv) any taxes assessed by reason of the sale of your principal residence, the sale of a vacation home, or the sale of any other asset, (v) any penalties, fines, or interest due because you turned in information to Ernst & Young after the deadlines set by Ernst & Young, and (vi) the fees charged by Ernst & Young to research an unusual or complex personal tax issue. You further agree to promptly either repay to LS&Co. or endorse over to LS&Co. all refunds received from a host country taxing authority or the United States, a state, or a local taxing authority, when the refund should be remitted to LS&Co. under the tax equalization program in effect at LS&Co. at the time of the refund, and any social benefit payments.

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It is your responsibility to deliver your completed tax organizer to Ernst & Young on time, and to promptly respond to any requests for information from them. Any penalties incurred or interest accrued because of the late submission of information by you will be your sole responsibility. Any failure to execute documents on time, endorse checks, make required repayments, or otherwise comply with the requirements of the tax equalization program will be grounds for discipline, up to and including termination of employment. You further authorize and agree that if you fail to make required repayments or other payments due to LS&Co. as a result of the tax equalization program within the LS&Co. designated timeframe, LS&Co. may make payroll deductions to cover these repayments.

◦	A representative from Ernst & Young will contact you to answer any questions you may have about the tax equalization program.

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Repatriation Support will be provided at the conclusion of your assignment in accordance with the Global Assignment policy in effect at the time of your repatriation, provided that you return to your home country within the timeframe specified by LS&Co. Note that if you resign or are involuntarily terminated for any reason other than layoff, your repatriation support will be limited. At the time your assignment ends, your Assignment Counselor will provide details on the repatriation support that is available.

Upon termination of your global assignment, all allowances and payments related to your assignment will terminate.

More information about the program is provided in the Global Assignment Handbook. Questions may be directed to your Assignment Counselor Rena Bonadonna at WRRI, who can be reached at RBonadonna@wrri.com or via 973-290-5762.

Benefit and Policy Amendments

The company reserves the right to modify, amend or terminate any and all policies, and provisions of its compensation and benefit plans, and establish rules and procedures for their administration at its discretion and without notice.

EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT

In exchange for my employment and the wages or salary paid to me for my services during my employment with Levi Strauss & Co., or its parent companies, subsidiaries, or affiliates (collectively the Company), I agree:

1. I will promptly disclose to the company all inventions, improvements, technical developments, copyrightable material, designs, drawings, data, ideas or other discoveries (collectively Inventions) which I may conceive or make solely, or which I may conceive or make jointly or in common with others, during the scope and course of my employment, and which pertain to (a) garment, fabric, sundry, product, label, accessory, fixture, store or website designs, (b) garment or textile methods, supplies and equipment, sources, vendors, or products, (c) facilities, machines, distribution methods, inventory control methods, or other know-how pertaining to the manufacture or treatment of garments or fabrics, or the distribution of finished goods, (d) other business of the Company, and (e) Inventions, improvements or technical developments which are made or developed or reduced to practice at the Company’s expense or pursuant to a Company research or development project. I agree that all such Inventions are and shall be the sole property of the Company.

a.
I assign to the Company complete ownership of all the Inventions specified in this paragraph, together with ownership to all patent applications and patents (United States and foreign) which the Company may desire to secure with respect to the same, and all copyrights, trade or service marks, work rights or other intellectual property rights relating to these Inventions.

b.
I will cooperate with the Company to secure the Company’s rights to the Inventions and to procurements of United States and foreign patents, copyrights, and trade or service marks on such Inventions, and particularly to disclose to the Company all pertinent information and data with respect thereto and execute all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to these Inventions.

c.
If, during my employment with the Company, I incorporate into any Invention under this Agreement any other invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

2. Confidential Information is any proprietary information, data, or trade secrets of the Company including, but not limited to, research, designs, product and business plans, forecasts, products, services, advertising, customers, customers lists, sourcing agreements, licensing agreements, vendor agreements, personnel information, markets, financial information, projections, software, developments, inventions, processes, formulas, technology, drawings, hardware, or other business information disclosed to me or made accessible to me by the Company to me directly or indirectly in writing, orally, electronically or by drawings, samples, parts or equipment, or in any other manner, I understand and agree that all Confidential Information pertaining to any aspect of the Company’s business made available, directly or indirectly, to me in my employment is proprietary information to be held in strict confidence and I will not disclose such information to third parties or use it for myself or for others without the prior written consent of the Company. I understand and agree that my obligation of confidentiality remains in effect both during and after the period of my employment with the Company, until this information becomes part of the public domain through no direct or indirect action by me.

3. As soon as my employment with the Company ends, I will promptly deliver to the Company all copies or other embodiments of Confidential Information in written or electronic form and all other drawings, blueprints, samples, manuals, letters, notes, notebooks, reports, electronic data, and all other materials relating to the Company’s business which are in my possession or under my control.

4. This Agreement cannot be terminated or altered by changes in other terms of my employment, such as changes in duties, position or compensation, and will apply to the entire term of my employment, regardless of when I sign this Agreement, and will in no way alter the at-will nature of my employment. My employment may be terminated at any time by me or the Company with or without cause.

5. I do not have any Invention, patented or unpatented, which I conceived or made before this date of my employment by the Company, whichever is later, except those I have described on Appendix A of this Agreement, which is an integral part of this Agreement. This Agreement does not apply to any Invention that is covered fully by the provisions of Section 2870 of the California Labor Code, the language of which is included in Appendix A.

6. I understand that the Company is a private company. During my employment, I will make no public statements, to the press or otherwise, concerning the Company, its vendors, contractors, products, finances, practices, personnel, any of its plans or strategies, or any other aspect of its business without first obtaining the written permission of the head of corporate communications.

7. I understand and agree that a violation of the provisions of this Agreement will cause irreparable damage to the Company, and that it will be impossible to estimate or determine the damage that will be suffered by the Company in the event I breach any of its provision. Therefore, I agree that in the event of any violation or threatened violation of my obligations hereunder, the Company will be entitled, as a matter of course, to an injunction from any court of competent jurisdiction, restraining any violation or threatened violation by me, and that the Company’s right to an injunction is in addition to other remedies the Company may have.

8. If any provision of this Agreement is unenforceable, then the balance of all of its terms will nonetheless be enforceable.

EMPLOYEE:
Signature:
Name Printed:

LEVI STRAUSS & CO.
July 6, 2016

Seth Ellison

RE: Assignment Extension in Belgium

Dear Seth,

This letter is to confirm the extension of your assignment in Belgium as EVP and President, Europe no later than July 31, 2018.

You will continue to be considered a seconded employee from Levi Strauss & Co. (the "Company) to Levi Strauss (UK) Limited, based in the United Kingdom, and on assignment to Levi Strauss & Co., Belgium, in accordance with the LS&Co.'s Global Assignment Policy. LS&Co. does not derive any profit from the activities performed by you as a seconded employee to Levi Strauss (UK) Limited, nor as an assigned employee to Levi Strauss & Co. Belgium.

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your international assignment.

All terms and conditions as per your original assignment letter ("Assignment Letter") dated September 16, 2013 shall remain unchanged during your assignment extension with the exception of your current annual salary of $615,000 USD.

You will continue to be subject to the terms of your original assignment letter and the Global Mobility Program of Levi Strauss & Co. The company reserves the right to modify, amend or terminate any and all policies, and provisions of its compensation and benefit plans, including, but not limited to, the Global Mobility Program, and establish rules and procedures for their administration at its discretion and without notice. Your global assignment and your employment relationship generally are subject to and governed by the laws of your home country in accordance with the terms of the Global Mobility Policy. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your home country.

Seth, I want to wish you a continued successful and fulfilling experience in your role.

Sincerely,
/s/ SCOTT WHITE
Scott White

Please sign and return a copy of this letter as an indication of your understanding of and agreement with the conditions contained herein.

/s/ SETH ELLISON	July 12, 2016
Date

Copy to:
Conny Verelst
Laura Peterson